Exhibit 23.3

Independent Auditor’s Consent

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-153715) of Investors Real Estate Trust (“IRET”) of our reports dated May 14, 2008, relating to the audited historical summaries of gross income and direct operating expenses of Urbandale 3900 106th Street for the year ended December 31, 2006, of Intertech Building for the years ended December 31, 2005, 2006 and 2007, and of Edgewood Vista East Grand Forks, Edgewood Vista Billings, Edgewood Vista Sioux Falls, Minneapolis 701 25th Avenue Medical, Edgewood Vista Belgrade, Edgewood Vista Columbus, Edgewood Vista Grand Island, Edgewood Vista Norfolk and Edgewood Vista Fargo for the year ended December 31, 2007.

/s/ Brady, Martz, and Associates, P.C.

Brady, Martz, and Associates, P.C.
Minot, North Dakota, USA
April 6, 2009